Exhibit 10.17
VOTING AND CORPORATE GOVERNANCE AGREEMENT
     This Voting and Corporate Governance Agreement (“Agreement”) is made by and among NACG Holdings Inc., a Canadian federal corporation (“Company”), certain of the persons or entities who have committed to purchase Common Shares (as defined herein) on the Effective Date (as defined herein) whose names appear on the signature page(s) of this Agreement under the caption “Holders” (referred to hereinafter individually as an “Initial Holder” and collectively as the “Initial Holders”) and the persons whose names appear on the signature pages of this Agreement under the caption “Voting Representatives.”
     WHEREAS, the Initial Holders have committed to purchase Common Shares for purposes of financing the North American Acquisition; and
     WHEREAS, as a condition to the purchase by the Initial Holders of Common Shares, this Agreement is being entered into by the parties in order to ensure that for as long as certain Holders (as defined herein) hold a minimum amount of the Shares, such Holders shall be entitled to appoint members to the Board of Directors of the Company as set forth herein; and
     WHEREAS, the Initial Holders have agreed to vote the Shares held by them in furtherance of their commitments to each other to effect the appointment of the requisite number of members to the Board of Directors of the Company designated by certain Holders; and
     WHEREAS, as a condition to the purchase by the Initial Holders of Common Shares, this Agreement is being entered into to set forth certain additional agreements relating to certain corporate governance matters with respect to the Company;
     NOW THEREFORE, for good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Certain Definitions. As used in this Agreement.
          1.1 The term “Affiliate” shall have the meaning set forth in the Shareholders Agreement.
          1.2 The term “Approved Sale” shall have the meaning set forth in the Shareholders Agreement.
          1.3 The term “Associate” shall have the meaning set forth in the Shareholders Agreement.
          1.4 The term “Canadian Securities Legislation” shall mean the securities laws of each of the provinces and territories of Canada and Canadian federal securities laws.
          1.5 The term “Capital Stock” shall mean Common Shares and any preferred shares or other equity securities of the Company now or hereafter authorized.

          1.6 The term “Cause” shall mean the commission of an act involving the reckless disregard of one’s duties to the Company, willful misconduct, fraud or the indictment for or conviction of any felony under any applicable United States federal or state or Canadian federal or provincial statute.
          1.7 The term “Common Shares” shall mean any and all classes of common shares of the Company now or hereafter authorized.
          1.8 The term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).
          1.9 The term “Designated Director” shall mean a director of the Company that is a designee of an Eligible Designated Holder Group as provided in this Agreement.
          1.10 The term “Designated Holder Group” shall mean each of (i) the Genstar Holders Group, so long as any Holder is included therein; (ii) the Perry Holders Group, so long as any Holder is included therein; (iii) the Stephens Holders Group, so long as any Holder is included therein; and (iv) the Sterling Holders Group, so long as any Holder is included therein.
          1.11 The term “Effective Date” shall mean the date of the closing of the North American Acquisition.
          1.12 The term “Eligible Designated Holder Group” shall mean each of (i) the Genstar Holders Group, so long as the Holders included in the Genstar Holders Group own in the aggregate at least the Minimum Ownership Percentage; (ii) the Perry Holders Group, so long as the Holders included in the Perry Holders Group own in the aggregate at least the Minimum Ownership Percentage; (iii) the Stephens Holders Group, so long as the Holders included in the Stephens Holders Group own in the aggregate at least the Minimum Ownership Percentage; and (iv) the Sterling Holders Group, so long as the Holders included in the Sterling Holders Group own in the aggregate at least the Minimum Ownership Percentage.
          1.13 The term “Engagement Letter” shall mean that certain Engagement Letter dated as of the Effective Date among the Company, its subsidiaries and the sponsors named therein, as amended from time to time in accordance with the terms thereof and this Agreement.
          1.14 The term “Genstar Holders Group” shall mean, at any particular time, all of the following that are Holders at such time: (i) Genstar Capital Partners III, L.P., (ii) Stargen III, L.P., (iii) the Permitted Transferees of Genstar Capital Partners III, L.P. and Stargen III, L.P. and (iv) any Permitted Transferee of a Holder then included in the Genstar Holders Group; provided, that a Permitted Transferee under Section 6.1 of the Shareholders Agreement that is at the time of such transfer then included in another Designated Holder Group shall not be included in the Genstar Holders Group.
          1.15 The term “Genstar Holders Voting Representative” shall mean Jean-Pierre Conte or any successor to Mr. Conte approved as a successor Genstar Holders Voting

Representative by Majority Approval of the Holders then included in the Genstar Holders Group as designated in written notice by such Holders to the Company and the other Voting Representatives.
          1.16 The term “Holder” means any Person who beneficially owns Shares and is a party to this Agreement or adopts this Agreement pursuant to the terms hereof.
          1.17 The term “Independent Director” shall mean a director of the Company that was an Independent Director Designee.
          1.18 The term “Independent Director Designee” shall mean an individual Person that is not a Related Person of any Holder, that has not been removed from the Board for Cause and who is designated as a nominee for election to the Board by the written approval of the Voting Representative for each Eligible Designated Holder Group (acting as directed by Majority Approval of the Holders included in such Eligible Designated Holder Group).
          1.19 The term “Initial Public Offering” shall mean an underwritten public offering of Common Shares pursuant to a registration statement filed under the Securities Act or to a prospectus filed and duly receipted under any Canadian Securities Legislation after the Effective Date wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Company are at least CAD$100,000,000.00; provided, however, that the term “Initial Public Offering” shall not include any registration statement or prospectus (i) relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors, or officers of the Company, (ii) filed pursuant to Rule 145 under the Securities Act or any successor or similar provision, (iii) relating to any employee benefit plan or interests therein, (iv) relating solely to any preferred shares or debt securities of the Company, or (v) first filed prior to the Effective Date.
          1.20 The term “Majority Approval” shall mean the vote, consent or approval of the Holders included in a Designated Holder Group then holding a majority of the Shares held by all Holders included in such Designated Holder Group.
          1.21 The term “Minimum Ownership Percentage”, as to the Holders included in any Designated Holder Group at any particular time, shall mean at least 50% of the number of Shares initially issued to the Holders included in such Designated Holder Group as of the Effective Date as set forth on the signature page(s) of this Agreement beside the caption “Total Number of Shares To Be Owned By Group at Effective Date” under the name of such Designated Holder Group (after giving effect, as to the Sterling Holders Group, to the issuances, transfers or repurchases, if any, described in footnote 1 thereto).
          1.22 The term “North American Acquisition” shall mean the acquisition of all of the capital stock of North American Construction Group Inc., an Alberta corporation and substantially all of the assets and business and certain of the liabilities of North American Equipment Ltd, an Alberta corporation, as contemplated in the Purchase Agreement dated October 31, 2003 among Norama Ltd. and North American Equipment Ltd. (the “Sellers”),

Martin Gouin and Roger Gouin (the “Principals”), NACG Preferred Corp., and NACG Acquisition Inc. (the “Purchase Agreement”).
          1.23 The term “Permitted Transferee” shall mean any person or entity to which Shares may be transferred pursuant to Sections 6.1, 6.3, 6.4, 6.5, 6.6, 6.8 or 6.9 of the Shareholders Agreement.
          1.24 The term “Perry Holders Group” shall mean, at any particular time, all of the following that are Holders at such time: (i) Perry Partners International, Inc., (ii) Perry Partners, L.P., (iii) the Permitted Transferees of Perry Partners International, Inc. and Perry Partners, L.P., and (iv) any Permitted Transferee of a Holder then included in the Perry Holders Group; provided, that any Permitted Transferee under Section 6.1 of the Shareholders Agreement that is at the time of such transfer included in another Designated Holder Group shall not be included in the Perry Holders Group.
          1.25 The term “Perry Holders Voting Representative” shall mean Peter Schweinfurth or any successor to Mr. Schweinfurth approved as a successor Perry Holders Voting Representative by Majority Approval of the Holders then included in the Perry Holders Group and designated by written notice by such Holders to the Company and the other Voting Representatives.
          1.26 The term “Person” shall mean an individual, corporation, joint venture, association, partnership, limited partnership, limited liability partnership, limited liability company, trust, business or charitable organization, governmental or quasi-governmental authority or legal entity of any kind.
          1.27 The term “Registration Rights Agreement” shall mean that certain Registration Rights Agreement effective as of the Effective Date among the Company and the other parties named therein, including the Holders executing this Agreement, as amended from time to time in accordance with such agreement and this Agreement.
          1.28 The term “Related Person” shall mean, as to any Holder, any person or entity that (i) is an Affiliate of such Holder, (ii) is an Associate of such Holder or any of its Affiliates, or (iii) has been designated pursuant to Section 2.1 as a member of the Board by the Designated Holder Group in which such Holder or any of its Associates, Affiliates or Permitted Transferees is included under this Agreement.
          1.29 The term “Required Voting Percentage” shall mean, at any particular time, at least 75% of the Common Shares outstanding and subject to this Agreement at such time. The Voting Representative for each Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Designated Holder Group with respect to matters requiring the consent, vote or approval of the Required Voting Percentage.
          1.30 The term “Seller Designated Director Designee” shall mean Martin Gouin, one of the Principals. In no event shall any Person other than Martin Gouin be entitled to be a Seller Designated Director Designee.

          1.31 The term “Seller Designated Director Qualifications” shall mean (i) any Series A Preferred Shares or Series B Preferred Shares issued by NACG Preferred Corp. are outstanding and held by (a) Mr. Martin Gouin (“M. Gouin”), (b) a corporation controlled by M. Gouin, or (c) a corporation of which at least 50% of the outstanding shares entitled to elect a majority of the board of directors is owned beneficially by M. Gouin or a corporation controlled by M. Gouin; (ii) M. Gouin has not been removed as a director of the Company for Cause or become disabled (in the reasonable judgment of the Designated Directors); (iii) M. Gouin has not resigned as a director of the Company or indicated his desire not to be re-elected as a director of the Company; (iv) M. Gouin has satisfied all confidentiality requirements applicable to the directors of the Company and has satisfied applicable security clearance requirements of governmental authorities; (v) M. Gouin has agreed that he shall not be entitled to director’s fees, but shall be entitled to reimbursement of reasonable expenses of attendance at board meetings; (vi) the Principals and the Sellers are not in breach of and have performed all of their obligations under the Purchase Agreement and the Principals are in compliance with the terms of the Non-Competition Agreements executed by them pursuant to the Purchase Agreement; and (vii) M. Gouin has agreed to recuse himself and has in fact recused himself from any Company board meeting at which a possible conflict or dispute between the Company or any of its subsidiaries and the holder(s) of any such Series A Preferred Shares or Series B Preferred Shares or any Seller or any Principal may be discussed.
          1.32 The term “Shareholders Agreement” shall mean that certain Shareholders Agreement dated as of the Effective Date among the Company and the Holders and the other parties thereto, as amended from time to time in accordance with such agreement and this Agreement.
          1.33 The term “Shares” shall mean (i) all Capital Stock beneficially owned by a Holder at the time such Holder becomes a party to this Agreement or adopts this Agreement pursuant to the terms hereof; (ii) all Capital Stock hereafter issued by the Company to or otherwise acquired by any Holder, whether in connection with a purchase, issuance, grant, stock split, stock dividend, reorganization, warrant, option, convertible security, right to acquire or otherwise; and (iii) all securities of the Company or any other corporation or entity which any Holder acquires in respect of his, her or its Capital Stock in connection with any exchange, merger, amalgamation, consolidation, recapitalization, reorganization or other transaction to which the Company is a party. All references herein to the Shares owned by a Holder include the community interest or similar marital property interest, if any, of the spouse of such Holder in such Shares.
          1.34 The term “Stephens Holders Group” shall mean, at any particular time, all of the following that are Holders at such time: (i) Stephens – NACG LLC, (ii) the Permitted Transferees of Stephens – NACG LLC and (iii) any Permitted Transferee of a Holder then included in the Stephens Holders Group; provided, that any Permitted Transferee under Section 6.1 of the Shareholders Agreement that is at the time of such transfer included in another Designated Holder Group shall not be included in the Stephens Holders Group.
          1.35 The term “Stephens Holders Voting Representative” shall mean Rick Turner or any successor to Mr. Turner approved as a successor Stephens Holders Voting Representative by Majority Approval of the Holders then included in the Stephens Holders

Group as designated by written notice by such Holders to the Company and the other Voting Representatives.
          1.36 The term “Sterling Holders Group” shall mean, at any particular time, all of the following that are Holders at such time: (i) Sterling Group Partners I, L.P. (ii) the Permitted Transferees of Sterling Group Partners I, L.P. and (iii) any Permitted Transferee of a Holder then included in the Sterling Holders Group; provided, that any Permitted Transferee under Section 6.1 of the Shareholders Agreement that is at the time of such transfer included in another Designated Holder Group shall not be included in the Sterling Holders Group.
          1.37 The term “Sterling Holders Voting Representative” shall mean William C. Oehmig or any successor to Mr. Oehmig approved as a successor Sterling Holders Voting Representative by Majority Approval of the Holders then included in the Sterling Holders Group as designated by written notice by such Holders to the Company and the other Voting Representatives.
          1.38 The term “Voting Representative” shall mean each of the Genstar Holders Voting Representative, the Perry Holders Voting Representative, the Stephens Holders Voting Representative and the Sterling Holders Voting Representative at the time designated as such hereunder.
     2. Voting Agreement.
          2.1 Directors. Each Eligible Designated Holder Group (acting by Majority Approval of the Holders included in such Eligible Designated Holder Group) shall be entitled to designate through its Voting Representative one director of the Company who has not been removed as a director of the Company for Cause for so long as the Holders included in such Eligible Designated Holder Group own in the aggregate at least the Minimum Ownership Percentage, and each Holder agrees to vote all Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election of such designee as a director of the Company (subject to the provisions of Sections 2.3 through 2.5). In addition, so long as the Holders included in the Sterling Holders Group at any particular time hold in the aggregate at least 75% of the Shares initially issued to the Holders included in the Sterling Holders Group as of the Effective Date as set forth on the signature page(s) of this Agreement beside the caption “Total Number of Shares To Be Owned By Group at the Effective Date” under the name “Sterling Holders Group” (after giving effect to the issuances, transfers or repurchases, if any, described in footnote 1 thereto), the Sterling Holders Group (acting by Majority Approval of the Holders included in the Sterling Holders Group) shall be entitled to designate through the Sterling Holders Voting Representative an additional director of the Company who has not been removed as a director of the Company for Cause, and each Holder agrees to vote all Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election of such designee as a director of the Company (subject to the provisions of Sections 2.3 through 2.5). In addition, each Holder agrees to vote all Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election as a director of the Company of (a) each Independent Director Designee, (b) the Company’s Chief Executive Officer and (c) for so long as the Seller

Designated Director Designee meets the Seller Designated Director Qualifications, the Seller Designated Director Designee.
          2.2 Death, Resignation, Removal.
               (a) Each Holder agrees that such Holder shall not vote such Holder’s Shares (or execute a written consent in lieu thereof) to remove (except for Cause) a Designated Director without the consent of the Voting Representative of the Eligible Designated Holder Group that designated such Designated Director (given pursuant to Majority Approval by the Holders included in such Eligible Designated Holder Group). Any vacancy on the Board caused by the death, resignation or removal of a Designated Director designated by an Eligible Designated Holder Group shall be filled by a successor designee who has not been removed as a director of the Company for Cause designated by such Eligible Designated Holder Group (acting by Majority Approval of the Holders included in such Eligible Designated Holder Group) through its Voting Representative, and each Holder agrees to vote all shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election of such successor designee as a director of the Company (subject to the provisions of Section 2.3 through Section 2.5).
               (b) Each Holder agrees that such Holder shall not vote such Holder’s Shares (or execute a written consent in lieu thereof) to remove (except for Cause) an Independent Director without the consent of the Holders of at least 75% of the Shares held by all Holders included in all Eligible Designated Holder Groups. The Voting Representative of each Eligible Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Eligible Designated Holder Group with respect to the giving or withholding of any such consent. Any vacancy on the Board caused by the death, resignation or removal of an Independent Director shall be filled by a successor Independent Director Designee and each Holder agrees to vote all shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election of such successor Independent Director Designee as a director of the Company (subject to the provisions of Section 2.3 through Section 2.5).
               (c) Each Holder agrees that such Holder shall not vote such Holder’s Shares (or execute a written consent in lieu thereof) to remove (except for Cause or the failure to meet the Seller Designated Director Qualifications) the Seller Designated Director Designee. Any vacancy on the Board caused by the death, resignation or removal of the Seller Designated Director Designee as a director of the Company shall be filled by a successor Independent Director Designee and each Holder agrees to vote all shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the election of such successor Independent Director Designee as a director of the Company (subject to the provisions of Section 2.3 through Section 2.5)
          2.3 Removal at Request and For Cause.
               (a) Each Holder agrees to vote all Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the removal as a director of the Company of any Designated Director designated by the Voting Representative of an Eligible Designated Holder Group pursuant to Section 2.1 or 2.2 upon written request of such Voting Representative pursuant to Majority Approval by the Holders included in such Eligible Designated Holder Group. Any director of the Company may be removed for Cause at any time in accordance with the By-laws of the Company, and no Holder shall be required under this Agreement to vote against any such removal. If a Designated Director designated by an Eligible Designated Holder Group is removed for Cause, the provisions of Section 2.2(a) shall apply with respect to the designation of such removed Designated Director’s successor by such Eligible Designated Holder Group through its Voting Representative.
               (b) Each Holder agrees to vote all Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the removal as a director of the Company of any Independent Director upon written request of the Holders of at least 75% of the Shares held by all Holders included in all Eligible Designated Holder Groups. The Voting Representative of each Eligible Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Eligible Designated Holder Group with respect to the giving or withholding of any such request. If an Independent Director is removed for Cause, the provisions of Section 2.2(b) shall apply with respect to the designation of such removed Independent Director’s successor.
               (c) Each Holder agrees to vote all Shares held by such Holder (and to execute and deliver written consents in lieu thereof) in favor of and approving the removal as a director of the Company of the Seller Designated Director Designee for Cause or for failure to meet the Seller Designated Director Qualifications upon written request of the Holders of at least 75% of the Shares held by all Holders included in all Eligible Designated Holder Groups. The Voting Representative of each Eligible Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Eligible Designated Holder Group with respect to the giving or withholding of such request. If the Seller Designated Director Designee is removed for Cause or for failure to meet the Seller Designated Director Qualifications, the provisions of Section 2.2(c) shall apply with respect to the designation of such removed Seller Designated Director Designee’s successor.
          2.4 Cessation of Rights. When a Designated Holder Group ceases to be an Eligible Designated Holder Group, the Holders in such Designated Holder Group and its Voting Representative shall have no further rights hereunder to designate any director, but the Holders included in such Designated Holder Group and its Voting Representative shall continue to have the other rights hereunder and under the Shareholders Agreement and the Registration Rights Agreement until such time as there are no Holders in such Designated Holder Group.
          2.5 Procedures. The Company hereby agrees to deliver to the Voting Representatives a written notice (“Election Notice”) at least fourteen (14) days prior to (i) sending notice to the shareholders of the Company of any annual, special or other meeting of shareholders of the Company at which directors are to be elected (including the filling of any vacancy on the Board) and (ii) the delivery of any written consent to any shareholder of the Company to be utilized for the election of directors (including filling any vacancy on the Board), unless the Election Notice is waived by such Voting Representatives. The Election Notice, unless so waived, shall state the time, place and date of any such shareholders meeting and the date notice of such shareholders meeting will be sent to the shareholders of the Company (the

“Meeting Notice Date”) or the first date on which such written consent is to be delivered to any shareholder of the Company (the “Consent Delivery Date”). At least two (2) days prior to the Meeting Notice Date or the Consent Delivery Date, as the case may be, the Voting Representative for each Eligible Designated Holder Group that is entitled to designate a director to fill a position on the Board to be filled at any such shareholders meeting or pursuant to such written consent shall designate in writing to the Company and the other Voting Representatives the designee of such Eligible Designated Holder Group who is its nominee to fill such position, and the Voting Representatives of all Eligible Designated Holder Groups shall designate in writing to the Company the Independent Director Designees they have selected to fill the positions on the Board to be filled by Independent Directors at any such shareholders meeting or pursuant to such written consent. If any such designation of a designee of an Eligible Designated Holder Group is not so received by the Company by such time, the position on the Board to be filled by the designee of such Eligible Designated Holder Group shall remain vacant until such position is filled by a designee of such Eligible Designated Holder Group. If any such designation of an Independent Director Designee is not so received by the Company by such time, the position on the Board to be filled by such Independent Director Designee shall remain vacant until such position is filled by an Independent Director Designee. With respect to all such designations timely received by the Company, the Company shall include in the notice of such shareholders meeting or in such written consent the name of each such designee and the name of the Eligible Designated Holder Group that designated such designee and identifying each Independent Director Designee. For so long as the Seller Designated Director Designee meets the Seller Designated Director Qualifications and has not been removed for Cause, the Company shall include in the notice of any shareholders meeting or in any written consent pursuant to which the position on the Board held by the Seller Designated Director Designee is to be filled the name of the Seller Designated Director Designee as nominee for such position.
          2.6 Agreement to Cooperate. In order to effectuate the provisions of this Section 2, each Holder hereby agrees that when any consent or vote of the shareholders of the Company is required to be taken or made in order to effect the election of any designee of any Eligible Designated Holder Group, an Independent Director Designee or the Seller Designated Director Designee as a director of the Company or the removal of any Designated Director, Independent Director or the Seller Designated Director Designee pursuant to this Section 2, such Holder shall, at the request of any Voting Representative, use such Holder’s reasonable commercial efforts (including joining with other Holders) to call, or cause the Company and the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company, or to deliver to the shareholders of the Company a consent in writing in lieu of any such meeting, to effect such election or removal.
          2.7 Conflicting Provisions in Governing Instruments. Each Holder shall vote such Holder’s Shares, and shall take all reasonable actions necessary, to ensure that the Company’s Articles of Incorporation and By-Laws do not, from time to time, conflict with the provisions of this Agreement. In the event the provisions of this Agreement conflict with the Company’s Articles of Incorporations or Bylaws, each Holder agrees that the provisions of this Agreement shall control. If such conflict occurs, each Holder shall vote, and shall use its best reasonable efforts to cause its Designated Director, if any, to vote, and each Holder and the Company shall take all reasonable actions necessary, to amend the provisions of the Company’s Articles of Incorporation or Bylaws that conflict with this Agreement to eliminate such conflict.

     3. Size of Board; Committees. The number of directors on the Board as of the Effective Date shall be 11. The size of the Board may not be increased above 13 or decreased below eight without the written approval of the Voting Representative for each Eligible Designated Holder Group (acting as directed by Majority Approval of the Holders included in such Eligible Designated Holder Group). The Holders shall vote their Shares in favor of any change in the authorized number of directors as may be approved in writing by the Voting Representative for each Eligible Designated Holder Group (acting as directed by Majority Approval of the Holders included in such Eligible Designated Holder Group).
          3.1 Board Committees. Each Designated Director shall be entitled to serve on such committees of the Board as such Designated Director may request from time to time and each Designated Director shall be offered the opportunity to serve any Board committee.
     4. Affiliated Transactions. Each Holder agrees that, without the prior written approval of the Holders of at least 75% of the Common Shares outstanding and subject to this Agreement held by all Holders other than such Holder and its Related Persons, such Holder shall not, and shall not permit any of its Related Persons to, enter into, renew, extend or be a party to any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Company or any of its subsidiaries except for (i) issuance of Capital Stock pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board, (ii) the grant of share options or similar rights to employees and directors pursuant to plans approved by the Board, (iii) loans or advances to executive officers approved by the Board, (iv) the payment of reasonable fees to directors of the Company and its subsidiaries who are not employees of the Company or its subsidiaries in their capacities as Board members or members of committees of the Board (in the same amounts and on the same terms as to all such directors serving in such capacities) as may be approved by the Board (v) any transaction between subsidiaries of the Company, and (vi) this Agreement, the Registration Rights Agreement, the Shareholders Agreement and the Engagement Letter and any amendments thereto made in accordance with the provisions thereof and this Agreement and any transactions permitted thereby.
     5. Rights to Participate in Management; Information. The Company agrees to permit any authorized representatives designated by any Holder at its expense to visit and inspect any of the properties of the Company and its subsidiaries and to inspect, copy and take extracts from its and their books and records, including its and their financial and accounting records and other data (including properties), and to consult and discuss with its and their officers regarding its and their affairs, finances accounts and significant business issues, including operating plans, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. In addition, during any period of time that Genstar Capital Partners III, L.P. is not included in an Eligible Designated Holder Group, the Company shall send to a Person designated by Genstar Capital Partners III, L.P. all materials sent by the Company to its board of directors and such Holder shall have the right to designate and send a representative to attend all meetings of the Company’s board of directors in a nonvoting observer capacity. The foregoing rights are subject to any customary confidentiality requirements and subject to security clearance requirements imposed by applicable governmental authorities. Subject to the receipt of a customary confidentiality agreement from any Holder then holding at least ten percent (10%) of the Shares subject to this Agreement held by such Holder on the

Effective Date, the Company shall deliver to such Holder, at such Holder’s request, all financial information of the Company (i) distributed by the Company to members of the board of directors of the Company, at or about the time delivered to such Board members, and (ii) provided by the Company pursuant to the requirements of any senior secured loan agreement or indenture to which the Company or any of its subsidiaries is a party, at or about the time delivered to the Persons entitled thereto under any such agreement or indenture.
     6. Covenants of the Company. The Company covenants and agrees that, so long as any Holder is included in a Designated Holder Group, the Company shall comply with the covenants set forth in this Section 6.
          6.1 Issuances of Capital Stock. Without the consent of the Holders of the Required Voting Percentage, the Company shall not, and shall cause each of its subsidiaries not to, issue any securities (or any rights or securities directly or indirectly convertible into or exercisable or exchangeable for securities) after the Effective Date except for issuances (i) in an Initial Public Offering approved pursuant to Section 6.6, (ii) in an Approved Sale, (iii) upon the conversion or exercise of securities convertible into or containing options or rights to acquire Capital Stock of the Company (to the extent such securities were issued in compliance with the provisions of this Section 6), (iv) approved by the Board to any employee, prospective employee, director or prospective director of the Company or any subsidiary of the Company, (v) of Series A Preferred Shares and Series B Preferred Shares (if any) by a subsidiary of the Company as provided in the Purchase Agreement (including issuances of additional shares thereof in lieu of cash dividends) and (vi) resulting in net proceeds to the Company of less than an aggregate of US$5,000,000 during the term of this Agreement while this Section 6 is in effect.
          6.2 Acquisitions, Etc. Without the consent of the Holders of the Required Voting Percentage, the Company shall not, and shall cause its subsidiaries not to (i) invest in or purchase any material interest in any company, partnership or business (whether by a purchase of assets, purchase of stock, merger, amalgamation or otherwise) or (ii) enter into any joint venture or similar transaction outside the ordinary course of business or make any other investment, loan or advance outside the ordinary course of business, except for (a) investments, purchases, transactions, investments, loans and advances described in clauses (i) and (ii) that do not exceed $US 25 million in the aggregate at any time during the term of this Agreement while this Section 6 is in effect, and (b) investments in and loans and advances to and among the Company and its subsidiaries and cash management activities in the ordinary course of business.
          6.3 Capital Expenditures. Without the consent of the Holders of the Required Voting Percentage, the Company shall not, and shall not permit any of its subsidiaries to, make capital expenditures (including expenditures under capital leases), in any fiscal year in excess the amount set forth in the Company’s annual budget for such fiscal year plus US $10 million.
          6.4 Dividends, Repurchases. The Company shall not, without the consent of the Holders of the Required Voting Percentage, directly or indirectly, redeem, purchase or otherwise acquire, or declare or pay any dividends on, any Capital Stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such Capital Stock or other equity securities), except (i) dividends on or any purchase or other acquisition of the Series A Preferred Shares and the Series B Preferred Shares (if any) issued pursuant to the Purchase Agreement (including any additional shares thereof issued in lieu of cash dividends), (ii) the purchase of Capital Stock pursuant to the Shareholders Agreement, (iii) purchases, redemptions or other acquisitions of Capital Stock issued to employees and directors, (iv) purchases, redemptions and other acquisitions of Capital Stock so long as the cumulative total of all such purchases, redemptions and other acquisitions under this clause (iv) does not exceed an aggregate of $US 5 million during the term of this Agreement during the time this Section 6 is in effect, and (vi) during the six-month period after the Effective Date, purchases, redemptions and other acquisitions of an aggregate number of shares of Capital Stock from Sterling Group Partners I, L.P. not to exceed the number of shares of Capital Stock to be issued by the Company to officers, directors or employees of the Company or any of its direct or indirect majority-owned subsidiaries at or about the same time as may be approved by the Board, at the price paid for such shares of Capital Stock by Sterling Group Partners I, L.P. on the Effective Date, all subject to such terms and conditions as may be approved by the Board; provided, that no such officer, director or employee shall be included in a Designated Holder Group.
     6.5 Sale of Assets. Without the consent of the Holders of at least 66 2/3% of the outstanding Common Shares subject to this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of all or substantially all assets of the Company and its subsidiaries, taken as a whole, in any transaction or series of related transactions. The Voting Representative for each Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Designated Holder Group with respect to the giving or withholding of such consent.
          6.6 Significant Transactions. Without the consent of the Holders of at least 66 2/3% of the outstanding Common Shares subject to this Agreement, the Company shall not (i) merge, consolidate or amalgamate with any company or business other than any merger, consolidation or amalgamation between the Company and a subsidiary in which the Company is the surviving corporation and any merger, consolidation or amalgamation involving only subsidiaries of the Company, (ii) commence substantive discussions with an investment banking firm regarding an Initial Public Offering, or (iii) liquidate, dissolve, wind up, effect a voluntary, or take action which would precipitate an involuntary, bankruptcy proceeding, recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes). The Voting Representative for each Designated Holder Group shall be exclusively authorized to act on behalf of and as directed by each Holder included in such Designated Holder Group with respect to the giving or withholding of such consent.
          6.7 No Commitments. Without the requisite consent of the Holders as set forth in Section 6.1 through 6.6, the Company shall not commit to take any action prohibited under Sections 6.1 through 6.6.
     7. Several Representations and Covenants of Each Holder. Each Holder severally represents and warrants to the Company and the other Holders that such Holder has the sole right and power to vote and dispose of the Shares held in its name, except as contemplated by this Agreement. Such Holder agrees not to enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, with respect to such Shares, other than this Agreement.
     8. Endorsement of Share Certificates. All certificates of Shares of the Company now owned or that may hereafter be acquired by the Holders or any Permitted Transferee shall be endorsed on the reverse side thereof substantially as follows:
          BY THE TERMS OF A VOTING AND CORPORATE GOVERNANCE AGREEMENT, CERTAIN RESTRICTIONS HAVE BEEN PLACED UPON THE VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE. THE COMPANY WILL FURNISH A COPY OF SUCH AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.
     9. Termination. This Agreement shall terminate automatically upon (i) the dissolution of the Company, (ii) the occurrence of any event which reduces the number of Holders to one, (iii) the completion of an Initial Public Offering, (iv) the written approval of the Voting Representative of each Designated Holder Group, if directed to do so by all of the Holders included in such Voting Representative’s Designated Holder Group; provided that Section 5 shall not terminate with respect Genstar Capital Partners III, L.P. until such time as Genstar Capital Partners III, L.P. ceases to own any shares of Capital Stock.
     10. Voting Representatives. No Voting Representative shall have any liability to any Holder relating to such Voting Representative’s acts or omissions in such capacity, except for liabilities found by a final judgment of a court of competent jurisdiction (not subject to further appeal) to have resulted solely from the willful misconduct of such Voting Representative. By Majority Approval of the Holders included in a Designated Holder Group, the Voting Representative of such Designated Holder Group may be removed and replaced by a successor Voting Representative; provided that no change in a Voting Representative shall be effective as against the Company or any Holder or other Voting Representative until the Company and all other Voting Representatives have received written notice thereof, including the name of the successor Voting Representative and its address for purpose of notice under Section 11.5. The Company shall not be responsible for any expenses incurred by any Voting Representative or any Holder included in a Designated Holder Group in connection with the solicitation of any vote, consent or approval by Holders included in a Designated Holder Group.

     11. Miscellaneous Provisions.
          11.1 Additional Parties. Any Permitted Transferee (and such Permitted Transferee’s spouse, if any) of a Holder shall, and upon written approval of the Holders of the Required Voting Percentage, any other Person or entity that acquires any Shares after the Effective Date shall, become a party to this Agreement by executing an Adoption Agreement, in the form attached as Exhibit “A” or in any other form satisfactory to the Required Voting Percentage, whereupon such Permitted Transferee or other person or entity shall be deemed a “Holder,” and shall have all of the rights and obligations of a “Holder” under this Agreement, and such Shares shall be subject to the provisions of this Agreement.
          11.2 Spouses. The spouses of the individual Holders, by their execution of this Agreement or an Adoption Agreement, (i) evidence that they are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property or similar marital property interests in the Shares that they may now or hereafter own, and (ii) agree that the termination of their marital relationship with any individual Holder for any reason shall not have the effect of removing any Shares otherwise subject to this Agreement from the coverage hereof. Each individual Holder shall cause his or her spouse (and any subsequent spouse) to execute and deliver, within thirty days after the request of the Required Voting Percentage, a counterpart of this Agreement or an Adoption Agreement, in the form attached as Exhibit A or in any other form satisfactory to the Required Voting Percentage.
          11.3 Appointment of Company. Each Holder and such Holder’s spouse, if any, to the extent permitted by law (i) appoint the Company as their agent and attorney-in-fact to execute any required Adoption Agreement on their behalf, and (ii) expressly bind themselves to the Company’s execution of any such Adoption Agreement without further action on their part. Such powers-of-attorney granted herein are deemed to be coupled with an interest in the Shares and to the extent permitted by law shall survive the death, disability, bankruptcy or dissolution of such Holder or such Holder’s spouse, if any.
          11.4 Changes in Shares. If there is any change in the Shares by way of stock split, reverse stock split, stock dividend, reclassification, merger, amalgamation, consolidation, reorganization, recapitalization, or any other means then all appropriate adjustments to the provisions hereof shall be made so that the rights and obligations of the parties hereto under this Agreement shall continue with respect to the Shares as so changed.
          11.5 Notices and Other Communications. All notices, requests and other communications required or permitted to be given to the Company, any Holder or the spouse or legal representative of a Holder or any Voting Representative in connection herewith (i) shall be in writing and (ii) may be given either by (a) depositing the same in the United States mail, full postage prepaid, certified or registered with return receipt requested, (b) delivering the same by a nationally recognized air courier service requiring acknowledgment of delivery, full delivery cost paid, (c) delivering the same in person, or (d) sending a telecopy of the same (confirmed by appropriate answer back), confirmed with a copy thereof delivered either by mail or air courier service or in person as provided herein. Notice shall be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) upon actual receipt (or at the beginning of the recipient’s next business day if not received during recipient’s normal business hours), if telecopied; (c) upon actual receipt (or, if not actually received, on the fifth business day following deposit with the U.S. Post Office), if mailed; and (d) on the next business day if timely delivered to an air courier guaranteeing overnight delivery. For the purposes hereof, the addresses of the parties hereto are as follows: (1) the Company c/o The Sterling Group, L.P., 8 Greenway Plaza, Suite 702, Houston, Texas 77046; (2) the Holders, their spouses and legal representatives – the address of the Voting Representative of such Holder’s Designated Holder Group; and (3) the Voting Representatives at their respective addresses appearing beneath their signatures on the signature page(s) hereto. Any party hereto may change such party’s address for the purposes hereof by giving written notice of such change of address in accordance with this Section 11.5.
          11.6 Entire Agreement. This Agreement, the Registration Rights Agreement, the Shareholders Agreement and the Engagement Letter constitute the full understanding of the parties and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede all prior negotiations, understandings and agreements, whether written or oral, between the parties, their Affiliates, their Associates and their respective principals, shareholders, directors, officers, employees, consultants and agents with respect thereto.
          11.7 Amendments and Waivers. No alteration, modification, amendment, change or waiver of any provision of this Agreement shall be effective or binding on any party hereto unless the same is in writing and is executed by the Company and the holders of the Required Voting Percentage at the time thereof; provided, that in no event shall any amendment (i) adversely affect a Holder’s rights and obligations hereunder in a manner different from any other Holder without such Holder’s prior written consent; (ii) adversely affect the rights and obligations of a Designated Holder Group, including its Voting Representative, in a manner different from any other Designated Holder Group, including its Voting Representative, without the prior written consent of all Holders in such Designated Holder Group; (iii) change Section 2, without the prior written consent of the Voting Representative of each Eligible Designated Holder Group, acting as directed by Majority Approval of all Holders included in such Eligible Designated Holder Group; (iv) change Section 9 or this Section 11.7 without the prior written consent of the Voting Representative of each Designated Holder Group, if directed to do so by all of the Holders included in such Voting Representative’s Designated Holder Group; or (v) adversely affect a Voting Representative’s rights and obligations hereunder without such Voting Representative’s prior written consent.
          11.8 Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

          11.9 Enforceability. This Agreement shall be enforceable by and against the Company, the Holders, the Voting Representatives and their respective spouses, guardians, heirs, legatees, executors, legal representatives, administrators, and permitted successors and assignees.
          11.10 No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall have any rights under this Agreement as a third-party beneficiary or otherwise.
          11.11 Remedies. Each party acknowledges that a breach of this Agreement by such party, (i) would be irreparably and immediately harmed by such breach, (ii) could not be made whole by monetary damages, and (iii) shall be entitled to temporary and permanent injunctions (or their functional equivalents) to prevent any such breach and/or to compel specific performance with this Agreement, in addition to all other remedies to which such parties may be entitled at law or in equity.
          11.12 Gender, Number and Person. As used herein, any reference to (i) the masculine, feminine or neuter gender includes the other two genders, (ii) the singular or plural number includes the other number, and (iii) a person or third party includes both natural persons and entities.
          11.13 Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of Delaware without reference to the conflict-of-laws provisions thereof; provided that to the extent the laws of any Canadian jurisdiction apply, the laws of Ontario shall govern this Agreement
          11.14 Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same instrument.
          11.15 Independent Legal Advice. Each of the Holders and their spouses, as applicable, acknowledge that the Company has recommended to each of them that they obtain individual, independent legal advice concerning the terms of this Agreement and the advisability of entering into this Agreement prior to executing it.
          11.16 Limited Liability. Notwithstanding any provision hereof, none of the obligations of any Holder or Voting Representative that is an entity or any of their respective Associates that is an entity under this Agreement shall be an obligation of any officer, director, member, limited partner or general partner of any of the foregoing entities. Any liability or obligation of any Holder or Voting Representative that is an entity arising out of this Agreement shall be limited to and satisfied only out of the assets of such Holder or Voting Representative.
          11.17 Termination Upon Termination of Purchase Agreement. This Agreement shall be effective on the Effective Date. If the Purchase Agreement is terminated prior to the closing of the transactions contemplated thereby, this Agreement shall terminate and be of no further force or effect.

     This Agreement is executed by the Company, by each Holder, by the spouse (if any) of each Holder and each Voting Representative to be effective as of the Effective Date.

Company:

NACG HOLDINGS INC.

By:	/s/ John D. Hawkins
Name:	John D. Hawkins
Title:	Vice President

Date of execution: November 26, 2003

HOLDERS

		Common Shares To Be Owned	Date of
Name and Signature		at the Effective Date	Execution

GENSTAR HOLDERS GROUP
Total Number of Shares To Be Owned by Group at the Effective Date: The number of Common Shares equal to the Canadian dollar Equivalent of US$15,000,000 at the Effective Date, Divided by 100

Genstar Capital Partners III, L.P.		The number of Common Shares	November 26, 2003
By: Genstar Capital III, L.P., General Partner		Equal to the Canadian Dollar
By: Genstar III GP LLC, General Partner		equivalent of US$14,479,981 at the
By:	/s/ Jean-Pierre Conte	Effective Date, divided by 100

Name:	Jean-Pierre Conte
Title:	Member

Stargen III, L.P.		The number of Common Shares	November 26, 2003
By: Genstar Capital III, L.P., General Partner		Equal to the Canadian Dollar
By: Genstar III GP LLC, General Partner		equivalent of US$520,019 at the
Effective Date, divided by 100

By:	/s/ Jean-Pierre Conte

Name:	Jean-Pierre Conte
Title:	Member

PERRY HOLDERS GROUP
Total Number of Shares To Be Owned by Group at the Effective Date: The number of Common Shares equal to the Canadian dollar Equivalent of US$15,000,000 at the Effective Date, Divided by 100

Perry Partners International, Inc.		The number of Common	12/22/03
By: Perry Corp., Its Investment Manager		Shares equal to the Canadian
Dollar equivalent of US$7,950,000
At the Effective Date, divided by 100

By:	/s/ Randall Borkenstein

Name:	Randall Borkenstein
Title:	Managing Director and Chief Financial Officer

Perry Partners, L.P.	The number of Common	12/22/03
By: Perry Corp., Its Managing General Partner	Shares equal to the Canadian
Dollar equivalent of US$7,050,000
At the Effective Date, divided by 100

By:	/s/ Randall Borkenstein

Name:	Randall Borkenstein
Title:	Managing Director and Chief Financial Officer

STEPHENS HOLDERS GROUP

Total Number of Shares To Be Owned by Group at the Effective Date: The number of Common Shares equal to the Canadian dollar Equivalent of US$10,000,000 at the Effective Date, Divided by 100

Stephens-NACG LLC		The number of Common	November 26, 2003
By:	Stephens Group, Inc., Manager	Shares equal to the Canadian Dollar equivalent of US$10,000,000 At the Effective Date, divided by 100

By:	/s/ Jackson Farrow Jr.

Name:	Jackson Farrow Jr.
Title:	Vice President

STERLING HOLDERS GROUP

Total Number of Shares Owned by Group at the Effective Date: The number of Common Shares equal to the Canadian dollar Equivalent of US$25,000,000 at the Effective Date, Divided by 100(1)

Sterling Group Partners I, L.P.		The number of Common	November 26, 2003
Shares equal to the Canadian Dollar equivalent of US$25,000,000(1) At the Effective Date, divided by 100

By: Sterling Group Partners I GP, L.P.,
General Partner
By:	C. K. Garland, L.L.C.,
General Partner

By:	/s/ C. Kevin Garland
Name:	C. Kevin Garland
Title:	Sole Member

(1)	Subject to reduction by up to 20% in the aggregate at the discretion of Sterling Group Partners I, L.P. for (a) issuances to management and directors of the Company, employees of The Sterling Group, L.P. or any of its Associates and other financial investors on the Effective Date and (b) transfers to employees and directors of the Company or any of its subsidiaries and employees of The Sterling Group, L.P. or any of its Associates within six months after the Effective Date; provided, that in lieu of transfers under this clause (b) to employees and directors of the Company or any of its subsidiaries, the Company may repurchase Common Shares from Sterling Group Partners I, L.P. at Sterling Group Partners I, L.P.’s cost and issue the same number of Common Shares to any such Person .

Voting Representatives

Name and Signature		Date of Execution

Genstar Holders Voting Representative:

/s/ Jean-Pierre Conte		November 26, 2003

Jean-Pierre Conte
Address:	Four Embarcadero Center Suite 1900 San Francisco, California 94111-4191

Perry Holders Voting Representative:

/s/ Peter Schweinfurth		11/24/2003

Peter Schweinfurth
Address:	599 Lexington Avenue
New York, NY 10022

Stephens Holders Voting Representative:

/s/ Rick Turner		November 26, 2003

Rick Turner
Address:	111 Center Street Little Rock, Arkansas 72201

Sterling Holders Voting Representative:

/s/ William C. Oehmig		November 26, 2003

Name:	William C. Oehmig
Address:	c/o The Sterling Group, L.P.
8 Greenway Plaza, Suite 702
Houston, Texas 77046

EXHIBIT “A”
ADOPTION AGREEMENT (form)
     This Adoption Agreement (“Adoption”) is executed pursuant to the terms of the Voting and Corporate Governance Agreement dated as of [                    ], 2003, a copy of which is attached hereto and is incorporated herein by reference (the “Voting Agreement”), by the undersigned (“New Holder”) executing this Adoption. By the execution of this Adoption, New Holder agrees as follows:
     1. Acknowledgment. New Holder acknowledges that New Holder is acquiring the Shares of NACG Holding Inc., a Canadian corporation (the “Company”) described on Attachment I subject to the terms and conditions of the Voting Agreement.
     2. Agreement. New Holder (i) agrees that the Shares of the Company described on Attachment I acquired by New Holder shall be bound by and subject to the terms of the Voting Agreement, and (ii) hereby adopts the Voting Agreement with the same force and effect as if New Holder were originally a party thereto, and (iii) agrees that New Holder is included in the Designated Holder Group (as defined in the Voting Agreement) set forth on Attachment I, or is not included in any Designated Holder Group, as specified in Attachment I.
     3. Notice. Any notice required or permitted by the Voting Agreement shall be given to New Holder at the address listed beside New Holder’s signature below.
     4. Joinder. The spouse of the undersigned New Holder, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interests and to bind such spouse’s community interest, if any, in any shares of the capital stock of the Company, to the terms of the Shareholders Agreement.
     EXECUTED AND DATED this the                      day of                     , 20___.

NEW HOLDER:

By:

Address:

SPOUSE:

By:

     Agreed to on behalf of the Company and all Holders and their respective spouses pursuant to Section 11.3 of the Voting Agreement.

NACG HOLDING INC. (for itself and as Attorney-in-Fact for the Holders)

By:
Name:
Title:

ATTACHMENT I

Class of Shares	Number of Shares

[Check one]

	New Holder is included in the		Holders Group

(designate name)

OR

New Holder is not included in any Designated Holder Group